Exhibit 23 - Consent of Independent Public Accountants

We hereby consent to the incorporation by reference to the Registration Statement on Form S-8, File Number 333-45413, of our report dated July 23, 1999, on the consolidated financial statements of Home Financial Bancorp, Spencer, Indiana, which report is incorporated by reference in the Annual Report on Form 10-K of Home Financial Bancorp, Spencer, Indiana.



/s/ Olive LLP
OLIVE LLP

Indianapolis, IN
September 24, 1999